Exhibit 99.1

      ContentFilm and Image Entertainment Sign Worldwide Co-Production Deal for Theatrical Feature Films and Home Video Distribution

    CHATSWORTH, Calif.--(BUSINESS WIRE)--Nov. 4, 2004--

      Agreement Will Lead to Shared Properties and a Substantial
              Increase in ContentFilm's Production Output

    Image Entertainment, Inc. (Nasdaq:DISK), a leading independent licensee, producer and distributor of exclusive DVD programming in North America, and ContentFilm today announced an agreement to jointly produce, finance, and distribute a series of feature films, with the copyright being shared between the companies. The films will be intended for theatrical release, with the revenues primarily driven by worldwide DVD distribution.
    The jointly-owned films will be sourced and produced by ContentFilm, distributed in the North American video market by Image under a newly-created ContentFilm home video label, and distributed to theatrical, broadcast and international home video markets by ContentFilm and ContentFilm International.
    With an initial target of three to four films a year, the deal with Image is expected to lead to a substantial increase in ContentFilm's production output. The first film will be announced shortly. In addition to new productions, ContentFilm will look for acquisitions of completed films for video distribution by Image.
    "Our deal with Image represents an extension of a part of the business that has been core to ContentFilm from the beginning, and we are pleased to have found a partner to expand our efforts," said John Schmidt, co-CEO, ContentFilm. "Our goal is to bring together clever scripts, original direction, recognizable casts and sensible budgets to create films with worldwide video appeal and theatrical potential."
    "This agreement will build both our library and Image's, as we find new and talented young directors, and hopefully unearth some franchise opportunities," said Edward Pressman, co-CEO, ContentFilm. "Image is ready to pursue this amazing opportunity with us, and we are delighted to be in business with their world class organization to create a long-term body of work."
    Martin W. Greenwald, Image's CEO and President, commented, "This opportunity to partner with ContentFilm and Ed Pressman represents an expansion of our corporate strategy. The agreement reiterates our commitment to content creation with shared copyright and multiple revenue streams. Coupled with other initiatives we've recently announced, Image is well-positioned to be a force in the world of high concept but lower budget, genre-specific theatrical features. Over the years, we have produced programming in the music, comedy, urban, lifestyle and narrative feature film categories, and we continue to search for new opportunities to add to our large exclusive library. This agreement further supports and expands upon our well-established reputation of bringing quality and compelling entertainment to audiences around the world."
    "Ed Pressman has a long-standing track record in the development, creation, and acquisition of commercially successful and critically acclaimed feature films," said Barry Gordon, Sr. Vice President, Acquisitions, Image Entertainment. "The ContentFilm label will become one of the cornerstones of our programming strategy to have equity positions in compelling feature films that can be exploited in multiple distribution channels including theatrical, broadcast, VOD, digital/wireless, and packaged media."

    About ContentFilm:

    ContentFilm is a London-based film production, distribution and financing company with operations in Los Angeles, New York and London. The Company was formed in March 2004 through a reverse takeover of Winchester Entertainment PLC by ContentFilm, Inc., a New York-based, independent film production company. The group's strategy is to build a fully integrated international film business, producing high-quality films on disciplined budgets and developing an enhanced international sales and distribution business in the U.S. and Europe.

    About Image Entertainment:

    Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America with more than 2,600 exclusive DVD titles in domestic release and approximately 300 programs internationally via sublicense agreements. The Company also has exclusive audio, broadcast, video on demand, streaming video, and download rights for many of its exclusive properties. The Company is headquartered in Chatsworth, California, and has a domestic distribution facility in Las Vegas, Nevada. For more information on Image Entertainment, Inc., please go to www.image-entertainment.com

    Forward-Looking Statements:

    This press release may contain forward-looking statements which are based on the Company's current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue," or similar words. Forward looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, which filings are available on the SEC's website at www.sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.


    CONTACT: Image Entertainment, Inc.
             Garrett Lee, 818-534-9265
             glee@image-entertainment.com
             or
             Image Investor Contact
             MKR Group, LLC
             Charles Messman or Todd Kehrli, 818-556-3700 ir@mkr-group.com or
             ContentFilm Contact
             Jeremy Walker & Associates
             Jeremy Walker, 212-595-6161
             or
             ContentFilm PR Contact
             Portland PR/London
             Tim Allen, 011 44 1483 421218
             Tim.Allan@btinternet.com